Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2018 RESULTS

Third Quarter Highlights

•	Total revenue of $62.7 million, a 12% year-over-year increase
•	Net income of $6.3 million; adjusted net income of $5.4 million
•	Earnings per diluted share of $0.13 and adjusted earnings per diluted share of $0.11
•	Adjusted EBITDA of $18.0 million and a 29% Adjusted EBITDA margin
•	Total liquidity of $82.4 million, comprised of $27.4 million in cash on hand and $55.0 million of revolver availability

HOUSTON, November 6, 2018  – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter ended September 30, 2018.

Financial Review

Revenues were $62.7 million for the quarter ended September 30, 2018,  an increase of $6.7 million or 12% as compared to the third quarter of 2017. This increase was primarily attributable to an increase in product sales and services revenue in the U.S. and international markets, including tracer diagnostics services, which we added in 2017 through the acquisition of Spectrum Tracer Services, LLC (“Spectrum”). These increases were offset by lower volumes of fracturing systems product sales and services in Canada, where customer activity was negatively impacted by weather conditions and increasing commodity price differentials during the quarter, and where we are facing increased pricing pressure. Total revenues increased by 44% as compared to the second quarter of 2018 with an increase of 110% in Canada and an increase of 297% in other international countries partially offset by a decrease of 5% in the U.S.

Net income was $6.3 million, or $0.13 per diluted share for the quarter ended September 30, 2018, which included a net benefit of $1.2 million ($0.9 million after tax, or $0.02 per diluted share) related to the change in fair value of contingent consideration and realized and unrealized foreign currency gains and losses.  Adjusted net income, which excludes these items, was $5.4 million, or $0.11 per diluted share, for the quarter ended September 30, 2018. This compares to a net income of $3.4 million, or $0.07 per diluted share in the third quarter of 2017, which included a net expense of $1.0 million ($0.8 million after tax, or $0.02 per diluted share) related to professional expenses incurred in connection with the initial public offering of our common stock (“IPO”) and acquisitions, change in fair value of contingent consideration and realized and unrealized foreign currency gains and losses. Adjusted net income, which excludes these items, was $4.2 million or $0.09 per diluted share, for the quarter ended September 30, 2017.

Adjusted EBITDA was $18.0 million for the quarter ended September 30, 2018,  an increase of $2.9 million as compared to the third quarter of 2017.  Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, increased to $33.9 million, or 54% of total revenues in the third quarter of 2018, as compared to $30.0 million, or 54% of total revenues, in the third quarter of 2017. This was offset by an increase in selling, general and administrative expenses in the third quarter as compared to the prior year, primarily related to increases in personnel to support growth and the inclusion of tracer diagnostics operations resulting from our Spectrum acquisition. Adjusted EBITDA margin for the quarter was 29%, as compared to 27% for the third quarter of 2017.

Based on current industry conditions and the Company’s revenue through the first three quarters of 2018, NCS no longer expects to achieve the revenue guidance previously announced in August for the 2018 calendar year.

Capital Expenditures and Liquidity

The Company spent $6.1 million in capital expenditures, net for the third quarter of 2018 and $9.6 million, net, for the nine months ended September 30, 2018.

As of September 30, 2018, the Company had $27.4 million in cash, total availability under its revolving credit facility of $55.0 million and $25.6 million in total debt.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper, commented, “I’m very proud of our team and how we are responding to dynamic market conditions. While our business was negatively impacted in the third quarter by a slowdown in completions activity in the U.S. and by a challenging operating environment in Canada, we grew our business on a year-over-year basis and had significant achievements in each of our geographical operating areas, including:

•	The fourth consecutive quarter in which U.S. product sales increased sequentially by 10% or more;
•	The completion of a 227-stage well for a customer operating in the Montney in Canada in which over 18 million pounds of proppant was efficiently placed into the formation in a single run;
•

The first sales of our Purple Seal Express frac-plug deployment system, a pre-assembled system combining a disposable setting tool with our Purple Seal frac plug, to multiple operators in the Permian Basin;

•	Our first tracer diagnostics jobs outside of North America; and
•

The delivery of sliding sleeves under our recently-announced Frame Agreement with Aker BP, to be utilized in the completion of several additional wells in the North Sea, and the completion of a well for a second customer in the North Sea.

We look to continue to build on these accomplishments over the coming quarters as we navigate a challenging industry environment in the U.S. and Canada. In both the United States and Canada, we currently anticipate that industry completions activity will decline in the fourth quarter as a result of seasonal holidays, customer budget exhaustion and customer response to elevated differentials. We believe that the pricing differentials in the United States will moderate in 2019 as pipeline capacity is commissioned, which could lead to higher completions activity as the year progresses. We believe elevated pricing differentials in Canada are likely to persist into 2019 and potentially beyond, which we expect to result in reduced customer activity levels and to result in continued customer and competitor-driven pricing pressure for our products and services, negatively impacting our margins. We believe that the increased breadth of our product and service portfolio positions us to benefit from the potential recovery in completions activity in the United States and that our growing international presence provides us with additional long-term growth opportunities.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Earnings per Diluted Share are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its third quarter 2018 results on Wednesday, November 7, 2018 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 7987038. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 7987038. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, and the North Sea.  NCS’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; our inability to accurately predict customer demand; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; changes in trade policy, including the impact of additional tariffs; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; complications with the design and implementation of our new enterprise resource planning system; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues
Product sales	$44,633	$39,391	$122,514	$114,362
Services	18,058	16,566	54,261	37,088
Total revenues	62,691	55,957	176,775	151,450
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	20,275	19,326	57,600	59,774
Cost of services, exclusive of depreciation and amortization expense shown below	8,542	6,632	24,721	14,423
Total cost of sales, exclusive of depreciation and amortization expense shown below	28,817	25,958	82,321	74,197
Selling, general and administrative expenses	19,356	17,637	62,508	46,572
Depreciation	1,174	812	3,429	2,054
Amortization	3,255	6,486	9,859	18,481
Change in fair value of contingent consideration	(1,865)	(182)	(3,005)	585
Income from operations	11,954	5,246	21,663	9,561
Other income (expense)
Interest expense, net	(317)	(235)	(1,382)	(3,751)
Other income, net	28	94	68	1,132
Foreign currency exchange (loss) gain	(688)	(787)	(399)	224
Total other expense	(977)	(928)	(1,713)	(2,395)
Income before income tax	10,977	4,318	19,950	7,166
Income tax expense	3,211	777	3,137	2,022
Net income	7,766	3,541	16,813	5,144
Net income (loss) attributable to non-controlling interest	1,443	155	3,565	(301)
Net income attributable to NCS Multistage Holdings, Inc.	$6,323	$3,386	$13,248	$5,445
Earnings per common share
Basic earnings per common share attributable to NCS Multistage Holdings, Inc.	$0.14	$0.07	$0.29	$0.13
Diluted earnings per common share attributable to NCS Multistage Holdings, Inc.	$0.13	$0.07	$0.28	$0.13
Weighted average common shares outstanding
Basic	44,943	43,676	44,660	39,329
Diluted	47,404	47,119	47,254	42,537

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$27,440	$33,809
Accounts receivable—trade, net	58,002	47,880
Inventories	32,493	33,135
Prepaid expenses and other current assets	3,759	1,616
Other current receivables	4,827	1,369
Total current assets	126,521	117,809
Noncurrent assets
Property and equipment, net	29,509	23,651
Goodwill	181,500	184,478
Identifiable intangibles, net	126,853	136,412
Deposits and other assets	1,393	1,563
Total noncurrent assets	339,255	346,104
Total assets	$465,776	$463,913
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$12,921	$7,448
Accrued expenses	4,225	6,673
Income taxes payable	119	10,561
Current contingent consideration	9,830	—
Other current liabilities	2,921	1,673
Current maturities of long-term debt	2,530	5,334
Total current liabilities	32,546	31,689
Noncurrent liabilities
Long-term debt, less current maturities	23,052	21,702
Noncurrent contingent consideration	—	12,835
Other long-term liabilities	1,232	4,513
Deferred income taxes, net	20,912	24,183
Total noncurrent liabilities	45,196	63,233
Total liabilities	77,742	94,922
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, one share issued and outstanding at
September 30, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 45,038,934 shares issued and 45,010,626 shares outstanding at September 30, 2018 and 43,931,484 shares issued
and 43,913,136 shares outstanding at December 31, 2017	450	439
Additional paid-in capital	408,613	399,426
Accumulated other comprehensive loss	(73,260)	(66,707)
Retained earnings	37,359	23,864
Treasury stock, at cost; 28,308 shares at September 30, 2018 and 18,348 shares
at December 31, 2017	(337)	(175)
Total stockholders’ equity	372,825	356,847
Non-controlling interest	15,209	12,144
Total equity	388,034	368,991
Total liabilities and stockholders' equity	$465,776	$463,913

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities
Net income	$16,813	$5,144
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,288	20,535
Amortization of deferred loan cost	251	360
Share-based compensation	8,197	3,889
Provision for inventory obsolescence	1,219	—
Deferred income tax benefit	(2,148)	(12,902)
Gain on sale of property and equipment	(39)	(40)
Foreign exchange gain on financing item	—	(1,760)
Write-off of deferred loan costs	—	1,422
Change in fair value of contingent consideration	(3,005)	585
Changes in operating assets and liabilities:
Accounts receivable—trade	(10,787)	(16,101)
Inventories	(1,529)	(12,690)
Prepaid expenses and other assets	(2,237)	(169)
Accounts payable—trade	6,959	(983)
Accrued expenses	(2,371)	3,531
Other liabilities	816	129
Income taxes receivable/payable	(17,812)	11,919
Net cash provided by operating activities	7,615	2,869
Cash flows from investing activities
Purchases of property and equipment	(7,352)	(5,332)
Purchase and development of software and technology	(2,588)	—
Proceeds from sales of property and equipment	298	181
Proceeds from short-term note receivable	—	1,000
Acquisition of business, net of cash acquired	—	(80,928)
Net cash used in investing activities	(9,642)	(85,079)
Cash flows from financing activities
Equipment note borrowings	1,001	1,533
Payments on equipment note and capital leases	(1,437)	(158)
Promissory note borrowings	5,053	6,541
Payments on promissory note	(8,366)	(3,661)
Line of credit borrowings	—	20,000
Payment of deferred loan cost related to senior secured credit facility	—	(971)
Payments related to public offering	—	(2,178)
Proceeds from related party note receivable	—	752
Repayment of term note	—	(89,077)
Proceeds from issuance of common stock, net of offering costs	—	151,356
Proceeds from the exercise of options for common stock	1,001	—
Treasury shares withheld	(161)	—
Distribution to noncontrolling interest	(500)	—
Net cash (used in) provided by financing activities	(3,409)	84,137
Effect of exchange rate changes on cash and cash equivalents	(933)	20
Net change in cash and cash equivalents	(6,369)	1,947
Cash and cash equivalents beginning of period	33,809	18,275
Cash and cash equivalents end of period	$27,440	$20,222
Supplemental cash flow information
Cash paid for income taxes (net of refunds)	$22,922	$3,350
Noncash investing and financing activities
Issuance of common stock for business acquisition	$—	$6,907
Assets obtained by entering into capital leases	$2,433	$459

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing performance or which, in the case of share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted Net Income is defined as net income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net Earnings per Diluted Share is defined as Adjusted Net Income divided by our diluted weighted average common shares outstanding during the relevant period. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Earnings per Diluted Share are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Earnings per Diluted Share enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Earnings per Diluted Share (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

ADJUSTED NET INCOME AND ADJUSTED NET EARNINGS PER DILUTED SHARE

	Three Months Ended				Nine Months Ended
	September 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share
Net income attributable to NCS Multistage Holdings, Inc.	$6,323	$0.13	$3,386	$0.07	$13,248	$0.28	$5,445	$0.13
Adjustments (after tax)
Write-off of deferred loan costs (a)	—	—	—	—	—	—	1,147	0.03
IPO-related professional expense (b)	—	—	9	—	—	—	1,822	0.04
Acquisition and merger costs (c)	—	—	315	0.01	—	—	843	0.02
Realized and unrealized losses (gains) (d)	489	0.01	652	0.01	270	0.01	(261)	(0.01)
Change in fair value of contingent consideration (e)	(1,369)	(0.03)	(154)	—	(2,202)	(0.05)	472	0.01
Adjusted net income attributable to NCS Multistage Holdings, Inc.	$5,443	$0.11	$4,208	$0.09	$11,316	$0.24	$9,468	$0.22

_____________________

(a)

Includes the remaining deferred loan costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the IPO during the second quarter of 2017.

(b)	Represents non-capitalizable costs of professional services incurred in connection with our IPO.
(c)	Represents costs of professional services incurred in connection with our acquisition of a 50% interest in Repeat Precision and Spectrum acquisition.
(d)	Represents realized and unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(e)	Represents the change in the fair value of the earn-outs associated with our acquisitions.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income	$7,766	$3,541	$16,813	$5,144
Income tax expense	3,211	777	3,137	2,022
Interest expense, net (a)	317	235	1,382	3,751
Depreciation	1,174	812	3,429	2,054
Amortization	3,255	6,486	9,859	18,481
EBITDA	15,723	11,851	34,620	31,452
Share-based compensation (b)	2,865	2,053	8,197	3,889
Professional fees (c)	486	391	1,248	3,337
Unrealized foreign currency loss (d)	515	735	2,172	20,175
Realized foreign currency loss (gain) (e)	173	52	(1,773)	(20,399)
Change in fair value of contingent consideration (f)	(1,865)	(182)	(3,005)	585
Other (g)	98	202	528	66
Adjusted EBITDA	$17,995	$15,102	$41,987	$39,105
Adjusted EBITDA Margin	29%	27%	24%	26%

_____________________

(a)

Includes the remaining deferred loan costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the IPO during the second quarter of 2017.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services incurred in connection with our IPO, financings, refinancings, legal proceedings and the evaluation of proposed and completed acquisitions.
(d)	Represents unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(e)	Represents realized foreign currency translation gains and losses with respect to principal and interest payments related to our indebtedness.
(f)	Represents the change in the fair value of the earn-outs associated with our acquisitions.
(g)

Represents the impact of a research and development subsidy that is included in income tax (benefit) expense in accordance with GAAP, fees incurred in connection with refinancing our credit facilities, arbitration awards, board of directors fees and travel expenses prior to our IPO as permitted by the terms of our prior credit agreement and other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

REVENUE BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
United States
Product sales	$18,125	$7,608	$48,011	$32,736
Services	8,157	5,693	27,976	11,043
Total United States	26,282	13,301	75,987	43,779
Canada
Product sales	21,215	30,342	67,653	74,954
Services	7,958	10,031	22,567	23,572
Total Canada	29,173	40,373	90,220	98,526
Other Countries
Product sales	5,293	1,441	6,850	6,672
Services	1,943	842	3,718	2,473
Total Other Countries	7,236	2,283	10,568	9,145
Total
Product sales	44,633	39,391	122,514	114,362
Services	18,058	16,566	54,261	37,088
Total	$62,691	$55,957	$176,775	$151,450